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                                   EXHIBIT 11. STATEMENT REGARDING COMPUTATION OF PER SHARE INCOME

                                                       B.M.J. Financial Corp.
                                              Computation of Earnings Per Common Share
                                                 on Primary and Fully Diluted Basis


                                                                          Three Months Ended June 30,     Six Months Ended June 30,
(In thousands except for number                                           --------------------------      --------------------------
of shares and per share amounts)                                              1996            1995           1996            1995
Net income for computation of primary earnings per share ...........      $    2,236      $    1,467      $    4,404      $    2,901
                                                                          ==========      ==========      ==========      ==========

Weighted average outstanding common shares for
     computation of primary earnings per share .....................       7,561,360       7,600,572       7,594,473       7,599,171

Additional common stock equivalents ................................          48,537          96,743          49,873          90,438
                                                                          ----------      ----------      ----------      ----------

Adjusted average outstanding shares for
     computation of primary earnings per share .....................       7,609,897       7,697,315       7,644,346       7,689,609
                                                                          ==========      ==========      ==========      ==========

Primary earnings per share .........................................      $     0.29      $     0.19      $     0.58      $     0.38
                                                                          ==========      ==========      ==========      ==========

Net income .........................................................      $    2,236      $    1,467      $    4,404      $    2,901

Adjustment to interest expense for reduction of
     existing debt, net of tax effect ..............................               0              33               0              66
                                                                          ----------      ----------      ----------      ----------

Net income, as adjusted, for computation of
     fully diluted earnings per share ..............................      $    2,236      $    1,500      $    4,404      $    2,967
                                                                          ==========      ==========      ==========      ==========

Weighted average outstanding common shares .........................       7,561,360       7,600,572       7,594,473       7,599,171

Additional shares issued assuming conversion of
     convertible capital notes and exercise of stock options .......          53,382         303,631          53,216         303,282
                                                                          ----------      ----------      ----------      ----------

Adjusted average outstanding shares for computation of
     fully diluted earnings per share ..............................       7,614,742       7,904,203       7,647,689       7,902,453
                                                                          ==========      ==========      ==========      ==========

Fully diluted earnings per share ...................................      $     0.29      $     0.19      $     0.58      $     0.38
                                                                          ==========      ==========      ==========      ==========
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